Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Communications Closes its Acquisition of the Sprint Wireline Business, Reports First Quarter 2023 Results and Increases its Regular Quarterly Dividend on its Common Stock

Financial and Business Highlights

•	On May 1, 2023 Cogent completed its acquisition of the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of the wireline business of Sprint Communications and its subsidiaries (“Sprint”).
•	Cogent approved an increase of $0.01 per share to its regular quarterly dividend for a total of $0.935 per share for Q2 2023 as compared to $0.925 per share for Q1 2023 – Cogent’s forty-third consecutive quarterly dividend increase.
o	The Q2 2023 $0.935 dividend per share represents an annual increase of 6.3% from the dividend per share of $0.880 for Q2 2022.
•	Service revenue increased from Q4 2022 to Q1 2023 by 1.1% to $153.6 million and increased from Q1 2022 to Q1 2023 by 3.0%.
o	Service revenue, on a constant currency basis, increased from Q4 2022 to Q1 2023 by 0.2% and increased from Q1 2022 to Q1 2023 by 4.0%.
•	Net cash provided by operating activities was $35.8 million for Q1 2023.
•	Sprint acquisition costs were $0.4 million for Q1 2023.
•	EBITDA margin, including the impact of $0.4 million of Sprint acquisition costs for Q1 2023 was 36.5%.
o	EBITDA, excluding the impact of $0.4 million of Sprint acquisition costs for Q1 2023 was 36.8%.

[WASHINGTON, D.C. May 4, 2023] Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (“Cogent”) today announced service revenue of $153.6 million for the three months ended March 31, 2023, an increase of 1.1% from the three months ended December 31, 2022 and an increase of 3.0% from the three months ended March 31, 2022. Foreign exchange rates positively impacted service revenue growth from the three months ended December 31, 2022 to the three months ended March 31, 2023 by $1.3 million and negatively impacted service revenue growth from the three months ended March 31, 2022 to the three months ended March 31, 2023 by $1.6 million. On a constant currency basis, service revenue increased by 0.2% from the three months ended December 31, 2022 to the three months ended March 31, 2023 and increased by 4.0% for the three months ended March 31, 2022 to the three months ended March 31, 2023.

On-net service is provided to customers located in buildings that are physically connected to Cogent’s network by Cogent facilities. On-net revenue was $116.1 million for the three months ended March 31, 2023; an increase of 1.0% from the three months ended December 31, 2022 and an increase of 3.1% from the three months ended March 31, 2022.

Off-net customers are located in buildings directly connected to Cogent’s network using other carriers’ facilities and services to provide the last mile portion of the link from the customers’ premises to Cogent’s network. Off-net revenue was $37.3 million for the three months ended March 31, 2023; an increase of 1.1% from the three months ended December 31, 2022 and an increase of 2.5% from the three months ended March 31, 2022.

Non-core services are legacy services, which Cogent acquired and continues to support but does not actively sell.

GAAP gross profit is defined as total service revenue less network operations expense, depreciation and amortization and equity-based compensation included in network operations expense. GAAP gross margin is defined as GAAP gross profit divided by total service revenue. GAAP gross profit increased by 1.1% from the three months ended March 31, 2022 to $69.8 million for the three months ended March 31, 2023 and decreased by 2.3% from the three months ended December 31, 2022. GAAP gross margin was 45.4% for the three months ended March 31, 2023.

Non-GAAP gross profit represents service revenue less network operations expense, excluding equity-based compensation and amounts shown separately (depreciation and amortization expense). Non-GAAP gross margin is defined as Non-GAAP gross profit divided by total service revenue. Non-GAAP gross profit increased by 3.5% from the three months ended March 31, 2022 to $95.1 million for the three months ended March 31, 2023 and was unchanged from the three months ended December 31, 2022. Non-GAAP gross margin was 61.9% for the three months ended March 31, 2023.

Net cash provided by operating activities decreased by 27.5% from the three months ended March 31, 2022 to $35.8 million for the three months ended March 31, 2023 and decreased by 1.4% from the three months ended December 31, 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA), including Sprint acquisition costs of $0.4 million in Q1 of 2023 and $0.2 million in Q4 of 2022, decreased by 1.9% from the three months ended March 31, 2022 to $56.1 million for the three months ended March 31, 2023 and decreased by 1.9% from the three months ended December 31, 2022. EBITDA margin, including Sprint acquisition costs, was 36.5% for the three months ended March 31, 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding Sprint acquisition costs of $0.4 million in Q1 of 2023 and $0.2 million in Q4 of 2022 was $56.5 for the three months ended March 31, 2023 which was a decrease of 1.6% from the three months ended March 31, 2022 and a decrease of 1.6% from the three months ended December 31, 2022. EBITDA margin, excluding Sprint acquisition costs, was 36.8% for the three months ended March 31, 2023.

Basic and net diluted income per share was $0.13 for the three months ended March 31, 2023.

Total customer connections increased by 2.7% from March 31, 2022 to 97,427 as of March 31, 2023 and increased by 0.9% from December 31, 2022. On-net customer connections increased by 2.0% from March 31, 2022 to 83,268 as of March 31, 2023 and increased by 0.8% from December 31, 2022. Off-net customer connections increased by 6.7% from March 31, 2022 to 13,785 as of March 31, 2023 and increased by 1.9% from December 31, 2022.

The number of on-net buildings increased by 125 from March 31, 2022 to 3,190 as of March 31, 2023 and increased by 35 from December 31, 2022.

Quarterly Dividend Increase Approved

On May 3, 2023, Cogent’s Board approved a regular quarterly dividend of $0.935 per share payable on June 2, 2023 to shareholders of record on May 18, 2023. This second quarter 2023 regular dividend represents an increase of $0.01 per share, or 1.1%, from the first quarter 2023 regular dividend of $0.925 per share and an annual increase of 6.3% from the second quarter 2022 dividend of $0.880 per share.

The payment of any future dividends and any other returns of capital will be at the discretion of the Board and may be reduced, eliminated or increased and will be dependent upon Cogent’s financial position, results of operations, available cash, cash flow, capital requirements, limitations under Cogent’s debt indentures and other factors deemed relevant by the Board.

Acquisition of Sprint Communications

On May 1, 2023 (the “Closing Date”), Cogent Infrastructure, Inc., a Delaware corporation and our direct wholly owned subsidiary, closed on its acquisition of the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Sprint Communications and its subsidiaries (the “Wireline Business”) in accordance with the terms and conditions of the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated September 6, 2022, by and among Cogent, Sprint Communications LLC, a Kansas limited liability company (“Sprint Communications”) and an indirect wholly owned subsidiary of T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Sprint LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of T-Mobile (the “Seller”). On the Closing Date, Cogent purchased from the Seller all of the issued and outstanding membership interests (the “Purchased Interests”) of Wireline Network Holdings LLC, a Delaware limited liability company that, following an internal restructuring and divisive merger, held Sprint Communications’ assets and liabilities relating to the Wireline Business (such transactions contemplated by the Purchase Agreement, collectively, the “Transaction”).

Purchase Price

On the Closing Date, Cogent paid $1 to the Seller for the Purchased Interests, subject to customary adjustments, including working capital (the “Working Capital Adjustment”), as set forth in the Purchase Agreement. As consideration for the Purchased Interests, the Working Capital Adjustment (primarily related to acquired cash and cash equivalents of $43.4 million in order to fund the International operations of the Wireline Business) resulted in Cogent making a payment of $61.1 million to the Seller at the consummation of the Transaction (the “Closing”). Additionally, the Working Capital Adjustment includes an estimated payment of $30.8 million from Seller to Cogent related to acquired lease obligations in equal payments of 25% each in months 55 to 58 after the Closing Date.

Wavelength and Optical Transport Services

In connection with Cogent’s acquisition of the Wireline Business, Cogent will begin to provide optical wavelength services and optical transport services over its fiber network. Cogent intends to sell these wavelength services to its existing customers, customers of Sprint Communications and to new customers who require dedicated optical transport connectivity without the capital and ongoing expenses associated with owning and operating network infrastructure.

IP Transit Services Agreement

On the Closing Date, T-Mobile USA, Inc., a Delaware corporation and direct subsidiary of T-Mobile (“TMUSA”), entered into an agreement for IP transit services, pursuant to which TMUSA will pay Cogent an aggregate of $700 million, consisting of (i) $350 million in equal monthly installments during the first year after the Closing Date and (ii) $350 million in equal monthly installments over the subsequent 42 months.

Transition Services Agreement

On the Closing Date, Cogent also entered into a transition services agreement (the “TSA”) with the Seller, pursuant to which the Seller and certain of its affiliates will provide to Cogent, and Cogent will provide to the Seller and certain of its affiliates, on an interim basis following the Closing Date, certain specified services (the “Transition Services”) to ensure an orderly transition following the separation of the Wireline Business from Sprint Communications. The services to be provided by the Seller and its affiliates include, among others, information technology support, back office and finance, real estate and facilities, vendor and supply chain management and human resources. The services to be provided by Cogent include, among others, information technology and network support, finance and back office and other wireless business support. The initial cost of services provided by the Seller to Cogent is expected to be approximately $1.7 million per month and the cost of the services provided by Cogent to the Seller is expected to be approximately $0.1 million per month, however Cogent believes these initial costs may fluctuate and diminish over time as each party modifies and eventually discontinues the use of Transition Services.

The Transition Services are generally intended to be provided for a period of up to two years following the Closing Date, although such period may be extended for an additional one-year term by either party upon 30 days’ prior written notice. The fees for the Transition Services have been calculated using either a per service monthly fee or an hourly rate for the employees allocated to provide such services. Any third-party costs incurred in providing the Transition Services will be passed on to the party receiving such services at cost.

Either party to the TSA may terminate the agreement (i) with respect to any individual service for convenience upon 30 days’ prior written notice or (ii) in its entirety if the other party has failed to perform any of its material obligations and such failure is not cured within 30 days. The TSA provides for customary indemnification and limits on liability.

Other Services Provided to Seller

In addition, on the Closing Date, Cogent entered into an agreement with TMUSA for colocation and connectivity services, pursuant to which Cogent will provide such services to the Seller for a per service monthly fee plus certain third-party costs incurred in providing the services. The initial amount of the services provided by us to the Seller is expected to be approximately $2.7 million per month, however Cogent believes this initial amount may fluctuate and diminish over time as Seller modifies and eventually discontinues the use of such services.

Impact of COVID-19

Cogent continues to be impacted by the COVID-19 pandemic and the accompanying responses by governments around the world. Beginning with and throughout the COVID-19 pandemic, Cogent witnessed a deteriorating real estate market in and around the buildings it serves in central business districts in North America. As a result of the rising vacancy levels and falling lease initiations or renewals, Cogent experienced a slowdown in new sales to its corporate customers, which negatively impacted its corporate revenue results. During the three months ended March 31, 2023, Cogent slowly began to see declining vacancy rates and rising office occupancy rates. In addition, Cogent began to see positive trends in its corporate business. As the option to fully or partially work from home becomes permanently established at many companies, Cogent’s corporate customers are integrating some of the new applications that became part of the remote work environment, which benefits Cogent’s corporate business as these customers upgrade their Internet access infrastructure to higher capacity connections. Further, if and when companies eventually return to the buildings in which Cogent operates, Cogent believes it will present an opportunity for increased sales. However, the exact timing and path of these positive trends remains uncertain, and as the after effects of the COVID-19 pandemic linger, Cogent may continue to see increased corporate customer turnover, fewer upgrades of existing corporate customer configurations and fewer new tenant opportunities, which would negatively impact Cogent’s corporate revenue growth.

Cogent continues to experience a slight slowdown in the availability and delivery of networking equipment but Cogent believes it can adequately manage the operation, maintenance, upgrading and growth of its network. A worsening or prolonged slowdown may impact Cogent’s ability to expand and augment its network.

Cogent may find it difficult to retain existing employees or to hire new employees because Cogent has required all employees to return to the office on a full-time basis and in the United States to receive the COVID-19 vaccine and at least one booster.

These and other risks are described in more detail in Cogent’s Annual Report on Form 10-K for the year ended December 31, 2022 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Conference Call and Website Information

Cogent will host a conference call with financial analysts at 8:30 a.m. (ET) on May 4, 2023 to discuss Cogent’s operating results for the first quarter of 2023 and full year 2023. Investors and other interested parties may access a live audio webcast of the earnings call in the “Events” section of Cogent’s website at www.cogentco.com/events. A replay of the webcast, together with the press release, will be available on the website following the earnings call. A downloadable file of Cogent’s “Summary of Financial and Operational Results” and a transcript of its conference call will also be available on Cogent’s website following the conference call.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high-speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in 219 markets globally.

Cogent Communications is headquartered at 2450 N Street, NW, Washington, D.C. 20037. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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COGENT COMMUNICATIONS HOLDINGS, INC., AND SUBSIDIARIES

Summary of Financial and Operational Results

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Metric ($ in 000’s, except share and per share data) – unaudited
On-Net revenue	$112,634	$111,975	$113,219	$114,949	$116,143
% Change from previous Qtr.	1.7%	-0.6%	1.1%	1.5%	1.0%
Off-Net revenue	$36,387	$36,282	$36,611	$36,873	$37,283
% Change from previous Qtr.	0.2%	-0.3%	0.9%	0.7%	1.1%
Non-Core revenue (1)	$154	$193	$170	$157	$162
% Change from previous Qtr.	-0.6%	25.3%	-11.9%	-7.6%	3.2%
Service revenue – total	$149,175	$148,450	$150,000	$151,979	$153,588
% Change from previous Qtr.	1.3%	-0.5%	1.0%	1.3%	1.1%
Constant currency total revenue quarterly growth rate – sequential quarters (6)	1.7%	0.4%	2.0%	1.3%	0.2%
Constant currency total revenue quarterly growth rate – year over year quarters (6)	2.9%	2.7%	4.3%	5.5%	4.0%
Constant currency and excise tax impact on total revenue quarterly growth rate – sequential quarters (6)	2.1%	0.6%	1.6%	1.3%	0.1%
Constant currency and excise tax impact on total revenue quarterly growth rate – year over year quarters (6)	3.5%	3.6%	4.7%	5.7%	3.7%
Excise Taxes included in service revenue	$3,742	$3,448	$4,118	$4,086	$4,193
% Change from previous Qtr.	-13.7%	-7.9%	19.4%	-0.8%	2.6%
Network operations expenses (2)	$57,305	$56,369	$57,044	$56,884	$58,489
% Change from previous Qtr.	1.8%	-1.6%	1.2%	-0.3%	2.8%
GAAP gross profit (3)	$69,038	$68,865	$69,883	$71,444	$69,790
% Change from previous Qtr.	1.2%	-0.3%	1.5%	2.2%	-2.3%
GAAP gross margin (3)	46.3%	46.4%	46.6%	47.0%	45.4%
Non-GAAP gross profit (4) (6)	$91,870	$92,081	$92,956	$95,095	$95,099

% Change from previous Qtr.	1.0%	0.2%	1.0%	2.3%	0.0%
Non-GAAP gross margin (4) (6)	61.6%	62.0%	62.0%	62.6%	61.9%
Selling, general and administrative expenses (5)	$34,715	$33,624	$33,079	$37,713	$38,646
% Change from previous Qtr.	3.5%	-3.1%	-1.6%	14.0%	2.5%
Depreciation and amortization expense	$22,688	$23,071	$22,897	$23,563	$25,160
% Change from previous Qtr.	0.5%	1.7%	-0.8%	2.9%	6.8%
Equity-based compensation expense	$6,056	$5,907	$6,211	$6,264	$6,581
% Change from previous Qtr.	0.0%	-2.5%	5.1%	0.9%	5.1%
Operating income	$28,784	$29,566	$28,095	$27,311	$24,312
% Change from previous Qtr.	-20.4%	2.7%	-5.0%	-2.8%	-11.0%
Interest expense	$14,168	$13,478	$17,948	$21,990	$19,005
% Change from previous Qtr.	3.3%	-4.9%	33.2%	22.5%	-13.6%
Non-cash change in valuation – Swap agreement	$21,271	$7,510	$16,923	$(2,590)	$(1,847)
Net income (loss)	$1,137	$11,164	$(8,007)	$851	$6,148
Foreign exchange gains (losses) on 2024 Euro Notes	$8,014	$23,547	$-	$-	$-
Basic net income (loss) per common share	$0.02	$0.24	$(0.17)	$0.02	$0.13
Diluted net income (loss) per common share	$0.02	$0.24	$(0.17)	$0.02	$0.13
Weighted average common shares – basic	46,575,848	46,691,142	46,736,742	46,885,512	47,037,091
% Change from previous Qtr.	0.3%	0.2%	0.1%	0.3%	0.3%
Weighted average common shares – diluted	46,929,191	47,029,446	46,736,742	47,196,890	47,381,226
% Change from previous Qtr.	-0.1%	0.2%	-0.6%	1.0%	0.4%
EBITDA (6)	$57,155	$58,457	$57,873	$57,138	$56,053
% Change from previous Qtr.	-0.4%	2.3%	-1.0%	-1.3%	-1.9%
EBITDA margin	38.3%	39.4%	38.6%	37.6%	36.5%
Sprint acquisition costs	$-	$-	$2,004	$244	$400

EBITDA, as adjusted for Sprint acquisition costs (6)	$57,155	$58,457	$59,877	$57,382	$56,453
% Change from previous Qtr.	-0.4%	2.3%	2.4%	-4.2%	-1.6%
EBITDA, as adjusted for Sprint acquisition costs, margin	38.3%	39.4%	39.9%	37.8%	36.8%
Net cash provided by operating activities	$49,411	$34,403	$53,570	$36,323	$35,821
% Change from previous Qtr.	37.3%	-30.4%	55.7%	-32.2%	-1.4%
Capital expenditures	$18,121	$17,288	$23,971	$19,591	$23,204
% Change from previous Qtr.	18.5%	-4.6%	38.7%	-18.3%	18.4%
Principal payments of capital (finance) lease obligations	$5,863	$5,236	$9,859	$24,514	$9,450
% Change from previous Qtr.	-5.9%	-10.7%	88.3%	148.6%	-61.5%
Dividends paid	$41,298	$41,855	$42,729	$43,975	$45,311
Gross Leverage Ratio (6)	4.94	5.22	5.32	5.39	5.47
Net Leverage Ratio (6)	3.58	3.70	3.93	4.20	4.46
Customer Connections – end of period
On-Net	81,627	82,277	82,614	82,620	83,268
% Change from previous Qtr.	1.1%	0.8%	0.4%	0.0%	0.8%
Off-Net	12,922	13,160	13,359	13,531	13,785
% Change from previous Qtr.	2.0%	1.8%	1.5%	1.3%	1.9%
Non-Core (1)	335	340	348	363	374
% Change from previous Qtr.	0.3%	1.5%	2.4%	4.3%	3.0%
Total customer connections	94,884	95,777	96,321	96,514	97,427
% Change from previous Qtr.	1.2%	0.9%	0.6%	0.2%	0.9%

On-Net Buildings – end of period
Multi-Tenant office buildings	1,824	1,826	1,832	1,837	1,841
Carrier neutral data center buildings	1,187	1,216	1,240	1,264	1,294
Cogent data centers	54	53	54	54	55
Total on-net buildings	3,065	3,095	3,126	3,155	3,190
Total carrier neutral data center nodes	1,383	1,409	1,433	1,458	1,490
Square feet – multi-tenant office buildings – on-net	992,336,259	993,590,499	995,522,774	1,000,044,418	1,001,382,577
Network – end of period
Intercity route miles	60,869	61,024	61,065	61,292	61,300
Metro route miles	16,614	16,822	17,477	17,616	17,826
Metro fiber miles	40,113	40,529	42,212	42,491	42,863
Connected networks – AS’s	7,625	7,685	7,766	7,792	7,864
Headcount – end of period
Sales force – quota bearing	479	477	522	548	562
Sales force - total	620	619	669	698	714
Total employees	987	988	1,041	1,076	1,107
Sales rep productivity – units per full time equivalent sales rep (“FTE”) per month	4.7	4.9	4.6	3.8	4.0
FTE – sales reps	453	449	465	503	539

(1)	Consists of legacy services of companies whose assets or businesses were acquired by Cogent.
(2)	Network operations expense excludes equity-based compensation expense of $144, $145, $176, $88 and $149 in the three month periods ended March 31, 2022 through March 31, 2023, respectively. Network operations expense includes excise taxes, including Universal Service Fund fees of $3,742, $3,448, $4,118, $4,086 and $4,193 in the three month periods ended March 31, 2022 through March 31, 2023, respectively.
(3)	GAAP gross profit is defined as total service revenue less network operations expense, depreciation and amortization and equity based compensation included in network operations expense. GAAP gross margin is defined as GAAP gross profit divided by total service revenue.
(4)	Non-GAAP gross profit represents service revenue less network operations expense, excluding equity-based compensation and amounts shown separately (depreciation and amortization expense). Non-GAAP gross margin is defined as non-GAAP gross profit divided by total service revenue. Management believes that non-GAAP gross profit and non-GAAP gross margin are relevant measures to provide investors. Management uses them to measure the margin available to the company after network service costs, in essence a measure of the efficiency of the Company’s network.
(5)	Excludes equity-based compensation expense of $5,912, $5,762, $6,035, $6,176 and $6,432 in the three month periods ended March 31, 2022 through March 31, 2023, respectively and excludes $2,004, $244 and $400 of Sprint acquisition costs for the three month periods ended September 30, 2022, December 31, 2022 and March 31, 2023, respectively.
(6)	See Schedules of Non-GAAP measures below for definitions and reconciliations to GAAP measures.

Acquisition of Sprint Communications

Acquisition Related Costs

In connection with the Transaction and negotiation of the Purchase Agreement the Company incurred $2.2 million of professional fees in the year ended December 31, 2022 and $0.4 million in the three months ended March 31, 2023.

Schedules of Non-GAAP Measures

EBITDA, EBITDA, as adjusted for Sprint acquisition costs, EBITDA margin and EBITDA, as adjusted for Sprint (T-Mobile Wireline) acquisition costs, margin

EBITDA represents net cash flows provided by operating activities plus changes in operating assets and liabilities, cash interest expense and cash income tax expense. Management believes the most directly comparable measure to EBITDA calculated in accordance with generally accepted accounting principles in the United States, or GAAP, is net cash provided by operating activities. The Company also believes that EBITDA is a measure frequently used by securities analysts, investors, and other interested parties in their evaluation of issuers. EBITDA, as adjusted for Sprint acquisition costs, represents EBITDA plus costs related to the Company’s acquisition of Sprints Wireline Business. EBITDA margin is defined as EBITDA divided by total service revenue. EBITDA, as adjusted for Sprint acquisition costs margin is defined as EBITDA, as adjusted for Sprint acquisition costs, divided by total service revenue.

The Company believes that EBITDA, EBITDA, as adjusted for Sprint acquisition costs, EBITDA margin and EBITDA as adjusted for Sprint acquisition costs margin are useful measures of its ability to service debt, fund capital expenditures and expand its business. The measurements are an integral part of the internal reporting and planning system used by management as a supplement to GAAP financial information. EBITDA, EBITDA, as adjusted for Sprint acquisition costs, EBITDA margin and EBITDA as adjusted for Sprint acquisition costs margin are not recognized terms under GAAP and accordingly, should not be viewed in isolation or as a substitute for the analysis of results as reported under GAAP, but rather as a supplemental measure to GAAP. For example, these measures are not intended to reflect the Company’s free cash flow, as it does not consider certain current or future cash requirements, such as capital expenditures, contractual commitments, and changes in working capital needs, interest expenses and debt service requirements. The Company’s calculations of these measures may also differ from the calculations performed by its competitors and other companies and as such, its utility as a comparative measure is limited.

EBITDA, and EBITDA, as adjusted for Sprint acquisition costs, are reconciled to net cash provided by operating activities in the table below.

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
($ in 000’s) – unaudited
Net cash provided by operating activities	$49,411	$34,403	$53,570	$36,323	$35,821
Changes in operating assets and liabilities	$(6,294)	$5,108	$(13,017)	$4,152	$1,435
Cash interest expense and income tax expense	14,038	18,946	17,320	16,663	18,797
EBITDA	$57,155	$58,457	$57,873	$57,138	$56,053
PLUS: Sprint acquisition costs	-	-	$2,004	$244	$400
EBITDA, as adjusted for Sprint acquisition costs	$57,155	$58,457	$59,877	$57,382	$56,453
EBITDA margin	38.3%	39.4%	38.6%	37.6%	36.5%
EBITDA, as adjusted for Sprint acquisition costs, margin	38.3%	39.4%	39.9%	37.8%	36.8%

Constant currency revenue is reconciled to service revenue as reported in the tables below.

Constant currency impact on revenue changes – sequential periods

($ in 000’s) – unaudited	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Service revenue, as reported – current period	$149,175	$148,450	$150,000	$151,979	$153,588
Impact of foreign currencies on service revenue	516	1,350	1,486	(92)	(1,292)
Service revenue - as adjusted for currency impact (1)	$149,691	$149,800	$151,486	$151,887	$152,296
Service revenue, as reported – prior sequential period	$147,208	$149,175	$148,450	$150,000	$151,979
Constant currency increase	$2,483	$625	$3,036	$1,887	$317
Constant currency percent increase	1.7%	0.4%	2.0%	1.3%	0.2%

(1)	Service revenue, as adjusted for currency impact, is determined by translating the service revenue for the current period at the average foreign currency exchange rates for the prior sequential period. The Company believes that disclosing quarterly sequential revenue growth without the impact of foreign currencies on service revenue is a useful measure of sequential revenue growth. Service revenue, as adjusted for currency impact, is an integral part of the internal reporting and planning system used by management as a supplement to GAAP financial information.

Constant currency impact on revenue changes – prior year periods

($ in 000’s) – unaudited	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Service revenue, as reported – current period	$149,175	$148,450	$150,000	$151,979	$153,588
Impact of foreign currencies on service revenue	1,914	3,417	4,246	3,371	1,553
Service revenue - as adjusted for currency impact (2)	$151,089	$151,867	$154,246	$155,350	$155,141
Service revenue, as reported – prior year period	$146,777	$147,879	$147,927	147,208	149,175
Constant currency increase	$4,312	$3,988	$6,319	8,142	5,966
Constant currency percent increase	2.9%	2.7%	4.3%	5.5%	4.0%

(2)	Service revenue, as adjusted for currency impact, is determined by translating the service revenue for the current period at the average foreign currency exchange rates for the comparable prior year period. The Company believes that disclosing year over year revenue growth without the impact of foreign currencies on service revenue is a useful measure of revenue growth. Service revenue, as adjusted for currency impact, is an integral part of the internal reporting and planning system used by management as a supplement to GAAP financial information.

Revenue on a constant currency basis and adjusted for the impact of excise taxes is reconciled to service revenue as reported in the tables below.

Constant currency and excise tax impact on revenue changes – sequential periods

($ in 000’s) – unaudited	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Service revenue, as reported – current period	$149,175	$148,450	$150,000	$151,979	$153,588
Impact of foreign currencies on service revenue	516	1,350	1,486	(92)	(1,292)
Impact of excise taxes on service revenue	594	294	(670)	32	(107)
Service revenue - as adjusted for currency and excise taxes impact (3)	$150,285	$150,094	$150,816	$151,919	$152,189
Service revenue, as reported – prior sequential period	$147,208	$149,175	$148,450	$150,000	$151,979
Constant currency and excise taxes increase	$3,077	$919	$2,366	$1,919	$210
Constant currency and excise tax percent increase	2.1%	0.6%	1.6%	1.3%	0.1%

(3)	Service revenue, as adjusted for currency impact and the impact of excise taxes, is determined by translating the service revenue for the current period at the average foreign currency exchange rates for the prior sequential period and adjusting for the changes in excise taxes recorded as revenue between the periods presented. The Company believes that disclosing quarterly sequential revenue growth without the impact of foreign currencies and excise taxes on service revenue is a useful measure of sequential revenue growth. Service revenue, as adjusted for the impact of foreign currency and excise taxes, is an integral part of the internal reporting and planning system used by management as a supplement to GAAP financial information.

Constant currency and excise tax impact on revenue changes – prior year periods

($ in 000’s) – unaudited	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Service revenue, as reported – current period	$149,175	$148,450	$150,000	$151,979	$153,588
Impact of foreign currencies on service revenue	1,914	3,417	4,246	3,371	1,553
Impact of excise taxes on service revenue	786	1,363	695	250	(451)
Service revenue - as adjusted for currency and excise taxes impact (4)	$151,875	$153,230	$154,941	$155,600	$154,690
Service revenue, as reported – prior year period	$146,777	$147,879	$147,927	$147,208	$149,175
Constant currency and excise taxes increase	$5,098	$5,351	$7,014	$8,392	$5,515
Constant currency and excise tax percent increase	3.5%	3.6%	4.7%	5.7%	3.7%

(4)	Service revenue, as adjusted for currency impact and the impact of excise taxes, is determined by translating the service revenue for the current period at the average foreign currency exchange rates for the prior year period and adjusting for the changes in excise taxes recorded as revenue between the periods presented. The Company believes that disclosing quarterly sequential revenue growth without the impact of foreign currencies and excise taxes on service revenue is a useful measure of sequential revenue growth. Service revenue, as adjusted for the impact of foreign currency and excise taxes, is an integral part of the internal reporting and planning system used by management as a supplement to GAAP financial information.

Non-GAAP gross profit and Non-GAAP gross margin

Non-GAAP gross profit and Non-GAAP gross margin are reconciled to GAAP gross profit and GAAP gross margin in the table below.

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
($ in 000’s) – unaudited
Service revenue total	$149,175	$148,450	$150,000	$151,979	$153,588
Minus - Network operations expense including equity-based compensation and including depreciation and amortization expense	80,137	79,585	80,117	80,535	83,798
GAAP Gross Profit (1)	$69,038	$68,865	$69,883	$71,444	$69,790
Plus - Equity-based compensation – network operations expense	144	145	176	88	149
Plus – Depreciation and amortization expense	22,688	23,071	22,897	$23,563	$25,160
Non-GAAP Gross Profit (2)	$91,870	$92,081	$92,956	$95,095	$95,099
GAAP Gross Margin (1)	46.3%	46.4%	46.6%	47.0%	45.4%
Non-GAAP Gross Margin (2)	61.6%	62.0%	62.0%	62.6%	61.9%

(1)	GAAP gross profit is defined as total service revenue less network operations expense, depreciation and amortization and equity-based compensation included in network operations expense. GAAP gross margin is defined as GAAP gross profit divided by total service revenue.
(2)	Non-GAAP gross profit represents service revenue less network operations expense, excluding equity-based compensation and amounts shown separately (depreciation and amortization expense). Non-GAAP gross margin is defined as non-GAAP gross profit divided by total service revenue. Management believes that non-GAAP gross profit and non-GAAP gross margin are relevant measures to provide to investors, as they are measures that management uses to measure the margin and amount available to the Company after network service costs, in essence these are measures of the efficiency of the Company’s network.

Gross and Net Leverage Ratios

Gross leverage ratio is defined as total debt divided by the trailing last 12 months EBITDA, as adjusted for Sprint acquisition costs. Net leverage ratio is defined as total net debt (total debt minus cash and cash equivalents) divided by the trailing last 12 months EBITDA, as adjusted for Sprint acquisition costs. Cogent’s gross leverage ratio and net leverage ratio are shown below.

($ in 000’s) – unaudited	As of March 31, 2023	As of December 31, 2022
Cash and cash equivalents & restricted cash	$234,422	$275,912
Debt
Capital (finance) leases – current portion	19,782	17,182
Capital (finance) leases – long term	300,600	287,044
Senior Secured 2026 Notes	500,000	500,000
Senior Unsecured 2027 Notes	450,000	450,000
Total debt	1,270,382	1,254,226
Total net debt	1,035,960	978,314
Trailing 12 months EBITDA, as adjusted for Sprint acquisition costs	232,169	232,871
Gross leverage ratio	5.47	5.39
Net leverage ratio	4.46	4.20

Cogent’s SEC filings are available online via the Investor Relations section of www.cogentco.com or on the Securities and Exchange Commission’s website at www.sec.gov.

COGENT COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,140	$223,783
Restricted cash	50,282	52,129
Accounts receivable, net of allowance for credit losses of $2,675 and $2,303, respectively	45,172	44,123
Prepaid expenses and other current assets	49,203	45,878
Total current assets	328,797	365,913
Property and equipment:
Property and equipment	1,769,171	1,714,906
Accumulated depreciation and amortization	(1,197,136)	(1,170,476)
Total property and equipment, net	572,035	544,430
Right-of-use leased assets	79,430	81,601
Deposits and other assets	18,150	18,238
Total assets	$998,412	$1,010,182
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,501	$27,208
Accrued and other current liabilities	76,770	63,889
Current maturities, operating lease liabilities	12,369	12,005
Finance lease obligations, current maturities	19,782	17,182
Total current liabilities	127,422	120,284
Senior secured 2026 notes, net of unamortized debt costs of $840 and $905, respectively, and discount of $1,118 and $1,203, respectively	498,042	497,892
Senior unsecured 2027 notes, net of unamortized debt costs of $1,116 and $1,173, respectively, and discount of $2,338 and $2,456, respectively	446,546	446,371
Operating lease liabilities, net of current maturities	91,922	94,587
Finance lease obligations, net of current maturities	300,600	287,044
Other long-term liabilities	82,427	82,636
Total liabilities	1,546,959	1,528,814
Commitments and contingencies:
Stockholders’ deficit:
Common stock, $0.001 par value; 75,000,000 shares authorized; 48,296,882 and 48,013,330 shares issued and outstanding, respectively	48	48
Additional paid-in capital	582,524	575,064
Accumulated other comprehensive loss	(17,368)	(19,156)
Accumulated deficit	(1,113,751)	(1,074,588)
Total stockholders’ deficit	(548,547)	(518,632)
Total liabilities and stockholders’ deficit	$998,412	$1,010,182

COGENT COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND MARCH 31, 2022

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
	(Unaudited)	(Unaudited)
Service revenue	$153,588	$149,175
Operating expenses:
Network operations (including $149 and $144 of equity-based compensation expense, respectively, exclusive of depreciation and amortization shown separately below)	58,638	57,449
Selling, general, and administrative (including $6,432 and $5,912 of equity-based compensation expense, respectively)	45,078	40,627
Acquisition costs – Sprint	400	—
Depreciation and amortization	25,160	22,688
Total operating expenses	129,276	120,764
Gains on lease terminations	—	373
Operating income	24,312	28,784
Interest expense	(19,005)	(14,168)
Change in valuation - interest rate swap agreement	1,847	(21,271)
Unrealized foreign exchange gain on 2024 Euro Notes	—	8,014
Interest income and other, net	3,498	319
Income before income taxes	10,652	1,678
Income tax expense	(4,504)	(541)
Net income	$6,148	$1,137

Comprehensive income (loss):
Net income	$6,148	$1,137
Foreign currency translation adjustment	1,788	(2,165)
Comprehensive income (loss)	$7,936	$(1,028)

Net income per common share:
Basic and diluted net income per common share	$0.13	$0.02
Dividends declared per common share	$0.925	$0.855

Weighted-average common shares - basic	47,037,091	46,575,848

Weighted-average common shares - diluted	47,381,226	46,929,191

COGENT COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND MARCH 31, 2022

(IN THOUSANDS)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$6,148	$1,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,160	22,688
Amortization of debt discount and premium	324	417
Equity-based compensation expense (net of amounts capitalized)	6,581	6,056
Gains – lease transactions	(615)	(373)
Gains - equipment transactions and other, net	—	525
Unrealized foreign currency exchange gain on 2024 Euro Notes	—	(8,014)
Deferred income taxes	890	(58)
Changes in operating assets and liabilities:
Accounts receivable	(860)	76
Prepaid expenses and other current assets	(2,919)	(2,953)
Change in valuation - interest rate swap agreement	(1,847)	21,271
Accounts payable, accrued liabilities and other long-term liabilities	2,923	10,046
Deposits and other assets	36	(1,407)
Net cash provided by operating activities	35,821	49,411
Cash flows from investing activities:
Purchases of property and equipment	(23,204)	(18,121)
Net cash used in investing activities	(23,204)	(18,121)
Cash flows from financing activities:
Dividends paid	(45,311)	(41,298)
Proceeds from exercises of stock options	145	204
Principal payments on installment payment agreement	—	(571)
Principal payments of finance lease obligations	(9,450)	(5,863)
Net cash used in financing activities	(54,616)	(47,528)
Effect of exchange rates changes on cash	510	(615)
Net decrease in cash, cash equivalents and restricted cash	(41,489)	(16,853)
Cash, cash equivalents and restricted cash, beginning of period	275,912	328,624
Cash, cash equivalents and restricted cash, end of period	$234,423	$311,771

Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. The statements in this release are based upon the current beliefs and expectations of Cogent’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including the impact of our acquisition of Sprint Communications, including our difficulties integrating our business with the acquired Sprint Communications business, which may result in the combined company not operating as effectively or efficiently as expected; transition services required to support the acquired Sprint Communications business and the related costs continuing for a longer period that expected,; transition related costs associated with the acquisition; the COVID-19 pandemic and the related government policies; future economic instability in the global economy, including the risk of economic recession, recent bank failure and liquidity concerns at certain other banks or a contraction of the capital markets, which could affect spending on Internet services and our ability to engage in financing activities; the impact of changing foreign exchange rates (in particular the Euro to USD and Canadian dollar to USD exchange rates) on the translation of our non-USD denominated revenues, expenses, assets and liabilities; legal and operational difficulties in new markets; the imposition of a requirement that we contribute to the US Universal Service Fund on the basis of our Internet revenue; changes in government policy and/or regulation, including net neutrality rules by the United States Federal Communications Commission and in the area of data protection; cyber-attacks or security breaches of our network; increasing competition leading to lower prices for our services; our ability to attract new customers and to increase and maintain the volume of traffic on our network; the ability to maintain our Internet peering arrangements on favorable terms; our reliance on an equipment vendor, Cisco Systems Inc., and the potential for hardware or software problems associated with such equipment; the dependence of our network on the quality and dependability of third-party fiber providers; our ability to retain certain customers that comprise a significant portion of our revenue base; the management of network failures and/or disruptions; our ability to make payments on our indebtedness as they become due and outcomes in litigation, risks associated with variable interest rates under our interest rate swap agreement, and outcomes in litigation as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended March 31, 2023. Cogent undertakes no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

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